Exhibit 10.10

Schedule of Director Compensation Arrangements

The following sets forth the amount of fees payable to outside directors of Partners Trust Financial Group, Inc. for their services as Directors, effective April 1, 2005:
Event	Fee

Annual Retainer	$ 15,000
Board Meeting Attended	1,200

Committee Meeting Attended	500

Annual Retainer for the Chairman of the
Audit Committee	19,000

Annual Retainer for the Chairpersons of the
Compensation Committee and the Governance
Committee	16,500

Annual Retainer for the Chairman of the Board	70,000